NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES THIRD QUARTER RESULTS

NEW YORK, NEW YORK (October 8, 2008) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) today reported a 2008 third quarter operating loss of ($1,482,000) on total revenue of $7,864,000, as compared to an operating profit of $1,686,000 on total revenue of $12,148,000 for the 2007 third quarter.  For the 2008 nine month period, Griffin reported an operating loss of ($3,578,000) on total revenue of $33,409,000, as compared to an operating profit of $7,409,000 on total revenue of $48,630,000 for the 2007 nine month period.  The lower net sales and lower operating results in the 2008 third quarter and nine month period, versus the comparable 2007 periods, principally reflect the prior year results including revenue and gains from significant property sales completed in those periods by Griffin Land, Griffin’s Connecticut and Massachusetts based real estate business, and greater operating losses incurred in the current year periods by Imperial Nurseries, Inc. (“Imperial”), Griffin’s subsidiary in the landscape nursery business.  There were no property sales completed thus far in fiscal 2008.  Property sales occur periodically and changes in revenue and gains from these transactions may not be indicative of any trends in the real estate business.

Griffin reported a 2008 third quarter net loss of ($1,269,000) and a basic and diluted net loss per share of ($0.25) as compared to 2007 third quarter net income of $2,283,000 and basic and diluted net income per share of $0.44 and $0.43, respectively.  For the 2008 nine month period, Griffin reported a net loss of ($3,255,000) and a basic and diluted net loss per share of ($0.64) as compared to net income of $6,968,000 and basic and diluted net income per share of $1.35 and $1.32, respectively, for the 2007 nine month period.  The lower net income in the 2008 third quarter and nine month period versus the comparable 2007 periods principally reflects the effect of the lack of property sales at Griffin Land, lower operating results at Imperial and the inclusion in last year’s results of gains on the sale of a portion of Griffin’s common stock holdings of Centaur Media, plc (“Centaur Media”) and dividend income from Shemin Nurseries Holding Corp. (“SNHC”).  Griffin has not sold any of its Centaur Media common stock thus far this year nor has Griffin received any dividend income from SNHC.

Operating profit at Griffin Land was lower in the 2008 third quarter and nine month period than the comparable 2007 periods due to the decrease in revenue and gain from property sales.  The 2007 third quarter and 2007 nine month period included revenue of $3.8 million and $13.9 million, respectively, from property sales.  The gain on property sales included in Griffin Land’s 2007 third quarter and 2007 nine month period operating profit was $2.9 million and $11.3 million, respectively.  In the 2008 third quarter and 2008 nine month period, revenue from property sales was $0.3 million and $1.1 million, respectively, and the gain on property sales in those periods was $0.3 million and $0.9 million, respectively.  The revenue and gain from property sales in the 2008 third quarter and 2008 nine month period principally reflects the recognition of previously deferred revenue and gain on the sale of undeveloped land to Walgreen Co. which closed in 2006 and is being accounted for under the percentage of completion method.  Results of Griffin Land’s leasing operations improved in the 2008 third quarter and 2008 nine month period over the comparable 2007 periods due principally to an increase in rental revenue, as more space was leased in Griffin Land’s light industrial and warehouse buildings in New England Tradeport, Griffin Land’s industrial park in Windsor and East Granby, Connecticut.  Most of the new leasing took place in the latter part of last year, with most of the additional space leased principally in two new buildings completed and placed in service in the second half of 2007.  Market activity for leasing of industrial and office space softened in the second half of last year and has not shown any meaningful recovery thus far this year.

At Imperial, operating losses in the 2008 third quarter and 2008 nine month period were greater than the operating losses incurred in the comparable 2007 periods, reflecting lower gross profit in the current year periods, partially offset by lower selling, general and administrative expenses in the nine month period.  The decrease in gross profit in the 2008 third quarter and 2008 nine month period versus the comparable 2007 periods principally reflects lower sales volume and lower pricing, which may be a result of the weakened economy this year, and increased delivery costs.  The lower selling, general and administrative expenses in the nine month period principally reflect lower selling expense, related to the decline in sales, and the inclusion in the 2007 nine month period of expenses related to a lawsuit that was settled last year.

Griffin’s results in the 2007 third quarter and 2007 nine month period included pretax gains of $0.5 million and $2.9 million, respectively, from the sale of 1.2 million of the approximately 6.5 million shares of common stock of Centaur Media that Griffin held.  Griffin has not sold any of its Centaur Media common stock thus far in fiscal 2008.  Griffin’s results in the 2007 third quarter and 2007 nine month period also included $1.6 million of investment income from a dividend received from Shemin Nurseries Holding Corp.  Griffin has not received any dividends from Shemin in fiscal 2008.

Griffin operates a real estate business, Griffin Land, and Imperial Nurseries, its landscape nursery business.  Griffin also has investments in Centaur Media, a public company based in the United Kingdom and listed on the London Stock Exchange, and Shemin Nurseries Holding Corp., a private company that operates a landscape nursery distribution business through its subsidiary, Shemin Nurseries, Inc.

Forward-Looking Statements:
This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.

Griffin Land & Nurseries, Inc.
Consolidated Condensed Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Third Quarter Ended,				Nine Months Ended,
	Aug. 30, 2008		Sept. 1, 2007		Aug. 30, 2008		Sept. 1, 2007
Revenue
Landscape nursery net sales	$3,824		$4,861		$21,301		$24,294
Rental revenue and property sales	4,040	(1)	7,287	(1)	12,108	(1)	24,336	(1)
Total revenue	7,864		12,148		33,409		48,630

Operating profit (loss):
Landscape nursery business	(1,096)		(679)		(1,250)		(884)
Real estate business	606	(2)(3)	3,192	(2)(3)	992	(2)(3)	11,701	(2)(3)
General corporate expense	(992)		(827)		(3,320)		(3,408)
Total operating (loss) profit	(1,482)		1,686		(3,578)		7,409

Gain on sale of Centaur Media common stock	-		476		-		2,873

Interest expense	(762)		(793)		(2,423)		(2,339)

Investment income	106		2,105	(4)	675		3,018	(4)
(Loss) income before taxes	(2,138)		3,474		(5,326)		10,961

Income tax (benefit) provision	(869)		1,191		(2,071)		3,993

Net (loss) income	$(1,269)		$2,283		$(3,255)		$6,968

Basic net (loss) income per common share	$(0.25)		$0.44		$(0.64)		$1.35

Diluted net (loss) income per common share	$(0.25)		$0.43		$(0.64)		$1.32

Weighted average common shares outstanding
for computation of basic per share results	5,044		5,151		5,060		5,145

Weighted average common shares outstanding
for computation of diluted per share results	5,044		5,254		5,060		5,274

(1) Includes revenue from property sales of $0.3 million and $3.8 million in the 2008 and 2007 third quarters, respectively, and $1.1 million and $13.9 million in the 2008 and 2007 nine month periods, respectively.

(2) Includes gain from property sales of $0.3 million and $2.9 million in the 2008 and 2007 third quarters, respectively, and $0.9 million and $11.3 million in the 2008 and 2007 nine month periods, respectively.

(3) Includes depreciation and amortization expense, principally related to real estate properties, of $1.2 million and $1.1 million in the 2008 and 2007 third quarters, respectively, and $3.7 million and $3.3 million in the 2008 and 2007 nine month periods, respectively.

(4) Includes dividend income of $1.6 million from Griffin's investment in Shemin Nurseries Holding Corp. ("SNHC"). There were no dividends from SNHC received in the first nine months of fiscal 2008.